                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 2)1


                            GAYLORD CONTAINER CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   368145108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                      N/A
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         /X/      Rule 13d-1(b)

         /X/      Rule 13d-1(c)

         / /      Rule 13d-1(d)



--------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

CUSIP No.   368145108                 13G/A                 Page 2 of 25 Pages
-----------------------                                   ----------------------

 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
           James B. Rubin
           Resurgence Asset Management International, L.L.C. (1)
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5        SOLE VOTING POWER

                                       347,663 (1)
                             ---------------------------------------------------
         NUMBER OF           6       SHARED VOTING POWER
          SHARES
       BENEFICIALLY                    -0-
       OWNED BY EACH         ---------------------------------------------------
         REPORTING           7       SOLE DISPOSITIVE POWER
        PERSON WITH                    347,663 (1)
                             ---------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                       -0-
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          347,663 (1)

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.6296%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

          IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  368145108             13G/A                 Page 3 of 25 Pages
---------------------                            ------------------------------

(1) Resurgence Asset Management International, L.L.C. ("RAMI") exercises voting and dispositive power over Issuer's securities (a) solely in RAMI's capacity as sole special shareholder of and sole investment advisor of M.D. Sass Corporate Resurgence International, Ltd., and (b) solely in RAMI's capacity as sole special shareholder and sole investment advisor to M.D. Sass Re/Enterprises International, Ltd. Accordingly, RAMI, may be deemed to share voting and dispositive power with each of M.D. Sass Corporate Resurgence International Ltd.
         and M.D. Sass Re/Enterprise International Ltd. Mr. James B. Rubin serves as Chief Investment Officer and is responsible for the day-to-day investment activities of RAMI.

CUSIP No.   368145108                 13G/A                 Page 4 of 25 Pages
-----------------------                                   ----------------------

 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) James B. Rubin
           Re/Enterprise Asset Management, L.L.C. (1)

--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5        SOLE VOTING POWER

                                       3,784,568 (1)
                             ---------------------------------------------------
         NUMBER OF           6       SHARED VOTING POWER
          SHARES
       BENEFICIALLY                    -0-
       OWNED BY EACH         ---------------------------------------------------
         REPORTING           7       SOLE DISPOSITIVE POWER
        PERSON WITH                    3,784,568 (1)
                             ---------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                       -0-
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,784,568 (1)

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.8532%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

          IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  368145108                   13G/A              Page 5 of 25 Pages
--------------------------                             -----------------------

(1) Re/Enterprise Asset Management L.L.C. ("REAM") exercises voting and dispositive power over the Issuer's securities (a) as the sole investment advisor to two employee pension plans and (b) as general partner and sole investment advisor of M.D. Sass Re/Enterprise L.P. ("Enterprise") and M.D. Sass Re/Enterprise II, L.P. ("Enterprise II"). Accordingly, REAM may be deemed to share voting and dispositive power with each of the pension plans and with Enterprise and Enterprise II. Mr. James B. Rubin serves as Chief Investment Officer and is responsible for the day-to-day investment activities of REAM.

CUSIP No.  368145108                   13G/A              Page 6 of 25 Pages
--------------------------                             -----------------------

 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
           M.D. Sass Parallax Partners, L.P. (1)
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5        SOLE VOTING POWER

                                       204,080 (1)
                             ---------------------------------------------------
         NUMBER OF           6       SHARED VOTING POWER
          SHARES
       BENEFICIALLY                    -0-
       OWNED BY EACH         ---------------------------------------------------
         REPORTING           7       SOLE DISPOSITIVE POWER
        PERSON WITH                    204,080 (1)
                             ---------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                       -0-
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          204,080 (1)

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.3696%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

          PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  368145108                     13G/A          Page 7 of 25 Pages
-------------------------                          ----------------------------

(1) M.D. Sass Parallax Partners, L.P., ("Parallax") is a limited partnership. Voting and dispositive power over the Issuer's securities is through Parallax's co-general partner, James B. Rubin.

CUSIP No.  368145108                     13G/A          Page 8 of 25 Pages
-------------------------                          ----------------------------

 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
           Devonshire Capital Partners, L.L.C. (1)
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Nevada
--------------------------------------------------------------------------------
                             5        SOLE VOTING POWER

                                       110,000 (1)
                             ---------------------------------------------------
         NUMBER OF           6       SHARED VOTING POWER
          SHARES
       BENEFICIALLY                    -0-
       OWNED BY EACH         ---------------------------------------------------
         REPORTING           7       SOLE DISPOSITIVE POWER
        PERSON WITH                    110,000 (1)
                             ---------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                       -0-
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          110,000 (1)

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1992%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

          OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  368145108                  13G/A           Page 9 of 25 Pages
-----------------------                            -------------------------


(1)  The manager of Devonshire Capital Partners, L.L.C. ("Devonshire"), Thomas
     M. Larkin, is responsible for ordinary management and investment decisions. However, voting of certain securities in which Devonshire owns more than 5% of the voting power must be approved of a majority of the Class A members is required. Class A members of Devonshire are James B. Rubin, Guadalupe G. Rubin and Thomas M. Larkin.

CUSIP No.  368145108                     13G/A          Page 10 of 25 Pages
-------------------------                          ----------------------------

 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
           J.B. Rubin & Company Profit Sharing Plan (1)
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           N/A
--------------------------------------------------------------------------------
                             5        SOLE VOTING POWER

                                       2,014 (1)
                             ---------------------------------------------------
         NUMBER OF           6       SHARED VOTING POWER
          SHARES
       BENEFICIALLY                    -0-
       OWNED BY EACH         ---------------------------------------------------
         REPORTING           7       SOLE DISPOSITIVE POWER
        PERSON WITH                    2,014 (1)
                             ---------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                       -0-
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,014 (1)

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0036%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

          EP
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  368145108                     13G/A          Page 11 of 25 Pages
-------------------------                          ----------------------------

(1)  The trustee of J.B. Rubin & Company Profit Sharing Plan is
     James B. Rubin.

CUSIP No.  368145108                     13G/A          Page 12 of 25 Pages
-------------------------                          ----------------------------

 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
           M.D. Sass Associates, Inc. Employees Profit Sharing Plan (1)
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           N/A
--------------------------------------------------------------------------------
                             5        SOLE VOTING POWER

                                       35,376 (1)
                             ---------------------------------------------------
         NUMBER OF           6       SHARED VOTING POWER
          SHARES
       BENEFICIALLY                    -0-
       OWNED BY EACH         ---------------------------------------------------
         REPORTING           7       SOLE DISPOSITIVE POWER
        PERSON WITH                    35,376 (1)
                             ---------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                       -0-
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          35,376 (1)

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0641%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

          EP
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  368145108                     13G/A          Page 13 of 25 Pages
-------------------------                          ----------------------------

(1) The trustee of M.D. Sass Associates, Inc. Employees Profit Sharing Plan is Martin E. Winter.

CUSIP No.  368145108                     13G/A          Page 14 of 25 Pages
-------------------------                          ----------------------------

 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
           Resurgence Asset Management Employee Retirement Plan (1)
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           N/A
--------------------------------------------------------------------------------
                             5        SOLE VOTING POWER

                                       2,292 (1)
                             ---------------------------------------------------
         NUMBER OF           6       SHARED VOTING POWER
          SHARES
       BENEFICIALLY                    -0-
       OWNED BY EACH         ---------------------------------------------------
         REPORTING           7       SOLE DISPOSITIVE POWER
        PERSON WITH                    2,292 (1)
                             ---------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                       -0-
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,292 (1)

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0042%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

          EP
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  368145108                     13G/A          Page 15 of 25 Pages
-------------------------                          ----------------------------

(1) The trustee of Resurgence Asset Management Employee Retirement Plan is James B. Rubin.

CUSIP No.  368145108                     13G/A          Page 16 of 25 Pages
-------------------------                          ----------------------------

 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
           J.B. Rubin & Company Defined Contribution Plan (1)
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           N/A
--------------------------------------------------------------------------------
                             5        SOLE VOTING POWER

                                       43,420 (1)
                             ---------------------------------------------------
         NUMBER OF           6       SHARED VOTING POWER
          SHARES
       BENEFICIALLY                    -0-
       OWNED BY EACH         ---------------------------------------------------
         REPORTING           7       SOLE DISPOSITIVE POWER
        PERSON WITH                    43,420 (1)
                             ---------------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                       -0-
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          43,420 (1)

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0786%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

          EP
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  368145108                     13G/A          Page 17 of 25 Pages
-------------------------                          ----------------------------

(1) The trustee of J.B. Rubin & Company Defined Contribution Plan is James B. Rubin

CUSIP No.  368145108                  13G/A            Page 18 of 25 Pages
-------------------------                          ----------------------------

ITEM 1(a).  Name of Issuer:  Gaylord Container Corp.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:
                     500 Lake Cook Road
                     Suite 400
                     Deerfield, Illinois  60015

ITEM 2(a).  Name of Person Filing:   Resurgence Asset Management International,
                                     L.L.C. ("RAMI")
                                     Re/Enterprise Asset Management, L.L.C.
                                     ("REAM")
                                     M.D. Sass Parallax Partners, L.P.
                                     ("Parallax")
                                     Devonshire Capital Partners, L.L.C.
                                     ("Devonshire")
                                     J.B. Rubin & Company Profit Sharing
                                     Plan (the "Rubin Plan")
                                     M.D. Sass Associates, Inc. Employees Profit
                                     Sharing Plan ("Sass Plan")
                                     Resurgence Asset Management Employee
                                     Retirement Plan ("RAM Plan")
                                     J.B. Rubin Defined Contribution Plan
                                     ("Rubin Contribution Plan")

ITEM 2(b). Address of Principal Business Office, or, if none, Residence: The address for each of RAMI, REAM, Parallax, Devonshire, the Rubin Plan, Sass Plan, RAM Plan and Rubin Contribution Plan is:
                     10 New King Street
                     First Floor
                     White Plains, New York 10604

ITEM 2(c).  Citizenship:  U.S.A.

ITEM 2(d).  Title of Class of Securities:  Common Stock

ITEM 2(e).  CUSIP Number:  368145108

ITEM 3.     If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

            (a)   / /  Broker or dealer registered under Section 15 of the
                       Exchange Act;
            (b)   / /  Bank as defined in Section 3(a)(6) of the Exchange
                       Act;
            (c)   / /  Insurance company as defined in Section 3(a)(19) of
                       the Exchange Act;
            (d)   / /  Investment company registered under Section 8 of the
                       Investment Company Act;
            (e)   /X/  An investment advisor in accordance with Rule
                       13d-1(b)(1)(ii)(E);
            (f)   /X/  An employee benefit plan or endowment fund in accordance with Rule 13d- 1(b)(1)(ii)(G);
            (g)   /X/  A parent holding company or control person in accordance with Rule 13d-1(b) (1)(ii)(G);
            (h)  / /   A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act;

CUSIP No.  368145108                  13G/A            Page 19 of 25 Pages
-------------------------                          ----------------------------


            (i)  / /   A church plan that is excluded from the definition
                       of an investment company under Section 3(c)(14) of the
                       Investment Company Act;
            (j)  / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

ITEM 4.     Ownership:

            (a) Amount Beneficially Owned:

                See Item 9 of each cover page

            (b) Percent of Class:

                See Item 11 of each cover page

            (c) Number of shares as to which such persons has:

                 (i) sole power to vote or to direct the vote: See Item 5 of each cover page

                (ii) shared power to vote or to direct the vote:
                     See Item 6 of each cover page

               (iii) sole power to dispose or to direct the disposition of:
                     See Item 7 of each cover page

                (iv) shared power to dispose or to direct the disposition of:

                     See Item 8 of each cover page

ITEM 5.     Ownership of Five Percent or Less of a Class: N/A

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                        INSTRUCTION. Dissolution of a group requires a response to this item.

ITEM 6.     Ownership of More than Five Percent on Behalf of Another Person:
                  See footnotes to each cover page

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

ITEM 8.     Identification and Classification of Members of the Group:  N/A

ITEM 9.     Notice of Dissolution of Group:  N/A

CUSIP No.  368145108                   13G/A            Page 20 of 25 Pages
-------------------------                          ----------------------------



ITEM 10.   Certifications.

           By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
           The filing of this statement shall not be construed as an admission that the reporting person is, for purposes of Section 13(d) or 13(g) of the Act or for any other purpose, the beneficial owner of all of the securities covered by this statement.

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 14, 2001              RESURGENCE ASSET MANAGEMENT,
                                          INTERNATIONAL, L.L.C.

                                          By: /s/ James B. Rubin
                                          --------------------------------------
                                              James B. Rubin, Manager


                                          RE/ENTERPRISE ASSET MANAGEMENT, L.L.C.

                                          By: /s/  James B. Rubin
                                          --------------------------------------
                                              James B. Rubin, Manager


                                          M.D. SASS PARALLAX PARTNERS, L.P.

                                          By:  /s/  James B. Rubin
                                          --------------------------------------
                                              James B. Rubin, Co-General Partner

CUSIP No.   368145108                   13G/A           Page 21 of 25 Pages
-----------------------------                     -----------------------------



                                          DEVONSHIRE CAPITAL PARTNERS, L.L.C.

                                          By:  /s/  James B. Rubin
                                          --------------------------------------
                                               James B. Rubin, Member


                                          J.B. RUBIN & COMPANY PROFIT SHARING
                                          PLAN

                                          By:  /s/ James B. Rubin
                                          -----------------------------------
                                               James B. Rubin, Trustee


                                          M.D. SASS ASSOCIATES, INC. EMPLOYEES
                                          PROFIT SHARING PLAN

                                          By:  /s/ Martin E. Winter
                                          -----------------------------------
                                               Martin E. Winter, Trustee


                                          RESURGENCE ASSET MANAGEMENT EMPLOYEE
                                          RETIREMENT PLAN

                                          By:  /s/ James B. Rubin
                                          -----------------------------------
                                              James B. Rubin, Trustee


                                          J.B. RUBIN & COMPANY DEFINED
                                          CONTRIBUTION PLAN

                                          By:  /s/ James B. Rubin
                                          -----------------------------------
                                               James B. Rubin, Trustee

CUSIP No.   368145108                13G/A             Page 22 of 25 Pages
-----------------------------                     -----------------------------

                          EXHIBIT INDEX TO SCHEDULE 13G
                             GAYLORD CONTAINER CORP.


EXHIBIT 1

Agreement between Resurgence Asset Management International, L.L.C. ("RAMI"), Re/Enterprise Asset Management, L.L.C. ("REAM"), M.D. Sass Parallax Partners, L.P. ("Parallax"), Devonshire Capital Partners, L.L.C. ("Devonshire"), J.B. Rubin & Company Profit Sharing Plan (the "Rubin Plan"), M.D. Sass Associates, Inc. Employees Profit Sharing Plan ("Sass Plan"), Resurgence Asset Management Employee Retirement Plan ("RAM Plan") and J.B. Rubin Defined Contribution Plan ("Rubin Contribution Plan").


EXHIBIT 2

Disclaimer of beneficial ownership by RAMI and REAM.

CUSIP No.   368145108                13G/A              Page 23 of 25 Pages
-----------------------------                     -----------------------------


                                    EXHIBIT 1

                  AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G
Each of the undersigned hereby affirms that it is individually eligible to use
Schedule 13G, and agrees that this Schedule 13G is filed on its behalf.

Dated:  February 14, 2001

                                          RESURGENCE ASSET MANAGEMENT
                                          INTERNATIONAL, L.L.C.

                                          By: /s/ James B. Rubin
                                          --------------------------------------
                                              James B. Rubin, Manager


                                          RE/ENTERPRISE ASSET MANAGEMENT, L.L.C.

                                          By: /s/  James B. Rubin
                                          --------------------------------------
                                              James B. Rubin, Manager


                                          M.D. SASS PARALLAX PARTNERS, L.P.

                                          By:  /s/  James B. Rubin
                                          --------------------------------------
                                              James B. Rubin, Co-General Partner


                                          DEVONSHIRE CAPITAL PARTNERS, L.L.C.

                                          By:  /s/  James B. Rubin
                                          --------------------------------------
                                              James B. Rubin, Member


                                          J.B. RUBIN & COMPANY PROFIT SHARING
                                          PLAN

                                          By:  /s/ James B. Rubin
                                          -----------------------------------
                                              James B. Rubin, Trustee

CUSIP No.   368145108                   13G/A            Page 24 of 25 Pages
-----------------------------                     -----------------------------

                                          M.D. SASS ASSOCIATES, INC. EMPLOYEES
                                          PROFIT SHARING PLAN

                                          By:  /s/ Martin E. Winter
                                          -----------------------------------
                                               Martin E. Winter, Trustee


                                          RESURGENCE ASSET MANAGEMENT EMPLOYEE
                                          RETIREMENT PLAN

                                          By:  /s/ James B. Rubin
                                          -----------------------------------
                                              James B. Rubin, Trustee


                                          J.B. RUBIN & COMPANY DEFINED
                                          CONTRIBUTION PLAN

                                          By:  /s/ James B. Ruben
                                          -----------------------------------
                                               James B. Rubin, Trustee

CUSIP No.   368145108                   13G/A           Page 25 of 25 Pages
-----------------------------                     -----------------------------

                                    EXHIBIT 2

                       DISCLAIMER OF BENEFICIAL OWNERSHIP


Each of the undersigned disclaims beneficial ownership of the securities referred to in the Schedule 13G to which this exhibit is attached, and the filing of this Schedule 13G shall not be construed as an admission that any of the undersigned is, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any securities covered by this Schedule 13G.

Dated:  February 14, 2001


                                          RESURGENCE ASSET MANAGEMENT
                                          INTERNATIONAL, L.L.C.

                                          By: /s/ James B. Rubin
                                          --------------------------------------
                                                James B. Rubin, Manager

                                          RE/ENTERPRISE ASSET MANAGEMENT, L.L.C.

                                          By: /s/  James B. Rubin
                                          --------------------------------------
                                                James B. Rubin, Manager